For immediate release

December 21, 2007

Tengasco, Inc. Announces Assignment of Revolving Credit Facility to Sovereign Bank

Knoxville, Tenn. Tengasco, Inc. (AMEX:TGC) announced today the assignment of the Company’s revolving senior credit facility with Citibank Texas, N.A.to Sovereign Bank of Dallas, Texas on December 17, 2007 as requested by the Company.

Under the facility as assigned, loans and letters of credit will be available to the Company on a revolving basis in an amount outstanding not to exceed the lesser of $20 million or the Company’s borrowing base in effect from time to time. The Company’s initial borrowing base with Sovereign was set at $7.0 million, an increase from its borrowing base of $3.3 million with Citibank prior to the assignment.

The Company’s initial borrowing on December 17, 2007 under its new facility with Sovereign was approximately $4.2 million which will bear interest at a floating rate equal to prime as published in the Wall Street Journal plus 0.25%, resulting in a current interest rate of approximately 7.5%. Interest only is payable during the term of the loan and the principal balance of the loan is due December 31, 2010. The Sovereign facility is secured by substantially all of the Company’s producing and non-producing oil and gas properties and pipeline and the Company’s methane project assets.

The Company used a portion of the $4.2 million borrowed from Sovereign to pay off the funds it previously borrowed from Citibank. The remaining $900,000 borrowed from Sovereign will be used to pay bank fees and attorney fees relating to the assignment in the amount of approximately $75,000 and the balance of approximately $825,000 will be used to pay a portion of the purchase price for equipment to be utilized in the methane extraction facility currently under construction in Carter Valley, Tennessee by the Company’s wholly-owned subsidiary, Manufactured Methane Corporation (“MMC”). It is anticipated that the Carter Valley project will cost approximately $4.1 million which includes treatment equipment, pipeline construction, compression, and controls. To date, MMC has paid approximately $2.6 million or 63% of the total expected project cost of which amount approximately $1.8 million has been paid from the Company’s operating revenues. The Company anticipates that most of the balance of the methane project costs will to be paid from the Company’s cash flow.

After this initial borrowing from Sovereign the Company still has $2.8 million remaining from its $7 million borrowing base that may be used for additional drilling or other corporate purposes in the future. The balance of $13 million remaining from the $20 million maximum limit of the Sovereign facility is not available at this time to the Company for borrowing, either for drilling wells or for any other purpose, unless and until the borrowing base is increased by Sovereign under the terms of the facility.  This is standard practice in borrowing base loans, and is the same practice that was in effect under the facility with Citibank prior to the assignment. Prior to the assignment from Citibank to Sovereign on December 17, 2007, the Company had reached the limit of its borrowing base with Citibank and no part of its credit facility with Citibank was available for borrowing either for drilling or any other corporate purposes.

CEO Jeffrey R. Bailey said, “We are extremely pleased to announce the assignment of our senior credit facility to Sovereign Bank in Dallas, Texas. While we have enjoyed a good business relationship with Citibank we look forward to the new relationship with Sovereign. As a result of the assignment, our borrowing base is being more than doubled from $3.3 million at Citibank to $7 million with Sovereign. In addition, our new interest rate is to be based on prime rate plus one quarter percent, allowing us to reduce our interest expense. Although the maximum possible size of our facility is decreasing with the assignment, from $50 million at Citibank to $20 million at Sovereign, we now have access to a larger current borrowing base as well as a promising new relationship with Sovereign Bank that we confidently view to be a capable and responsive energy business partner as we continue to grow our Company through the drill bit in Kansas as well as our efforts in the methane extraction business in Tennessee to increase gas assets.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company’s reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Tengasco, Inc. Jeffrey R. Bailey CEO 865-675-1554

Sovereign Bank Christina Kitchens Energy Lending 972-713-1110